                                                                    Exhibit 99.1



                                    FOR:        TRANSPRO, INC.

                                    CONTACT:    Timothy E. Coyne
                                                Vice President - Finance
                                                (203) 401-6452
FOR IMMEDIATE RELEASE

                                                Morgen-Walke Associates
                                                Investor Relations:
                                                Gordon McCoun, Eric Boyriven
                                                Media Contact: Jennifer Kirksey
                                                (212) 850-5600

                 TRANSPRO, INC. ANNOUNCES SALE OF CROWN DIVISION
                  --Proceeds from sale to total $37.5 million--

      NEW HAVEN, CONNECTICUT, April 18, 2000 -- TransPro, Inc. (NYSE:TPR) today announced that it signed an agreement to sell its Crown specialty metal fabrication division to Leggett & Platt, Incorporated in a transaction valued at $37.5 million. The purchase price is comprised of $28.6 million in cash and the assumption of $8.9 million of debt. Closing is expected to occur early in the second quarter after the expiration of the Hart-Scott-Rodino waiting period. The sale is consistent with the Company's previously announced decision to increase its focus on its heating and cooling systems businesses, particularly in the automotive Aftermarket.

      As a result of this transaction, the Company will record a gain of $9.3 million in the first quarter. After taxes and transaction costs, the Company will reduce its debt by approximately $30 million. This action should result in annual pre-tax interest expense savings of over $2.0 million beginning in May 2000. TransPro will report the Crown division as discontinued operations in the first quarter of 2000.

      Hank McHale, President and Chief Executive Officer of TransPro, commented, "This is a major step in our strategic plan. Although Crown has been a great contributor to TransPro's success, we are confident that our commitment to growing our core business in the automotive Aftermarket is the best way to leverage our assets and increase shareholder value. We look forward to continuing to execute on this plan going forward. We believe that the Crown business will be an excellent fit with the existing Leggett & Platt organization and that the Crown employees will continue to enjoy a wealth of challenging opportunities."

      Goldsmith, Agio, Helms and Company served as financial advisor to TransPro in the transaction.

      TransPro, Inc. is a manufacturer and supplier of heat transfer components and systems for a variety of Aftermarket and OEM automotive, truck and industrial applications.

FORWARD-LOOKING STATEMENTS

      Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates.




                                       2